Exhibit 10.1




January 18, 2008


Mr. Lynn Lyall
653 Bradford Farms Lane, NE
Grand Rapids Michigan, 49525


Dear Lynn:

We are very pleased to offer you employment with X-Rite, Incorporated as Executive Vice President, Chief Financial Officer, and officer of the company reporting to me. I have outlined the particular terms of your employment below:

o Salary: Your salary will be paid weekly at the rate of $5,769.23 ($300,000 annually). Performance evaluations occur after 90 days of employment and annually in the 1st quarter. As an officer of the company, your compensation will be reviewed by the Compensation Committee on an annual basis.

o Short Term Incentive Plan: You will be eligible to participate in the Management Incentive Plan that will enable you to earn up to 48% of your annual salary at target performance ($144,000 per year).

o Long Term Incentive: Is comprised of a mix of both stock options and performance-based restricted stock for future long-term incentive (LTI) grants to executives. The mix is comprised of two components: 60% of the annual targeted LTI value in the form of restricted stock and 40% in the form of stock options. Targeted LTI levels are based on X-Rite comparator group at the 50th percentile. In March 2008 you will begin participation in the long-term incentive plan at a market value of $225,000. This amount will be reviewed and adjusted periodically based on market.

o One Time Award: You will be entitled to a one-time grant of 75,000 stock options, which will vest over three years at 33% per year.

o Vacation: You will be entitled to four weeks vacation and will remain at that level until your X-Rite service entitles you to additional vacation under X-Rite's normal vacation policy. Also, you are immediately eligible for the twelve (12) company holidays scheduled during each calendar year.

o Start Date: Upon your acceptance we will mutually determine an appropriate start date.

o Insurance and Other Fringe Benefits: Your medical and dental benefits will begin after 30 days of employment. Please see the enclosed benefit outline for additional details. A Human Resources Representative will meet with you to explain the entire package in detail once you begin your employment.

o 401K Program: You may begin the enrollment process in X-Rite's 401(K) program immediately.

o Severance Provision: You will be provided severance benefits for 12 months under the X-Rite "Confidential Severance Agreement and Release" for Executive Band participants unless your employment is terminated for engaging in conduct involving dishonesty, fraud, conduct intentionally injurious to X-Rite or if you voluntarily terminate your employment from X-Rite.


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o    Change of Control: In the event a Change in Control may arise you will be eligible to participate in the X-Rite, Incorporated Change-in-Control Severance Plan for Senior Executives. This Plan will allow you to be aligned with all CIC provisions associated with 24 months of compensation and benefits.


No other benefits have been discussed outside of the enclosed benefits and this offer letter. This offer of at-will employment is contingent upon passing a drug screen before your initial start date, and signing a Confidential and Proprietary Information Agreement. On your first day of employment with X-Rite we will schedule a new employee orientation.

Please indicate your acceptance in writing by signing below and returning one original to us on or before Monday, January 21, 2008. To expedite the process you may fax a copy of this acceptance confidentially to (616) 803-2530. Your fax will be received confidentially by my office.

Lynn, we look forward to you accepting and becoming a valuable influence on our global management team and organization. If I can be of any assistance or answer any questions please call.

Sincerely,

/s/ Thomas J. Vacchiano, Jr.
-----------------------------------
Thomas J. Vacchiano, Jr.
Chief Executive Officer



Acknowledged: /s/ Lynn Lyall                     Date: January 21, 2008
              ---------------------                    -------------------------
              Lynn Lyall

cc:      Human Resources

Encl.:   I-9 Form
         Benefit Outline
         2007 Medical Benefits Overview
         Confidential and Proprietary Information Agreement
         2007 Management Incentive Plan